UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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Matrix Service Company

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MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 700

Tulsa, Oklahoma 74135

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of the Stockholders of Matrix Service Company (the “Company” or “Matrix Service”), a Delaware corporation, will be held at Matrix Service’s Corporate Headquarters, 5100 East Skelly Drive, Tulsa, Oklahoma, on the 2nd day of December 2010, at 10:30 a.m., Central time, for the following purposes:

1.	To elect six persons to serve as members of the Board of Directors of the Company until the annual stockholders meeting in 2011 or until their successors have been elected and qualified;

2.	To consider and act upon a proposal to ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2011;

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on October 13, 2010 as the record date for the meeting (the “Record Date”), and only holders of record of the Company’s common stock at such time are entitled to notice of and to vote at the meeting and any adjournment thereof.

By Order of the Board of Directors

Thomas E. Long Secretary

October 28, 2010

Tulsa, Oklahoma

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE HOPE YOU WILL TAKE THE TIME TO VOTE YOUR SHARES. THEREFORE PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. YOU ALSO HAVE THE OPTION OF VOTING YOUR SHARES ON THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PRINTED ON YOUR PROXY. IF YOU VOTE BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY. IF YOU ARE PRESENT AT THE MEETING AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on December 2, 2010

Stockholders may view this proxy statement, our form of proxy and our 2010 Annual Report to Stockholders over the Internet by accessing our website at http://www.matrixservice.com.

MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 700

Tulsa, Oklahoma 74135

PROXY STATEMENT

MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 700

Tulsa, Oklahoma 74135

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 2, 2010

SOLICITATION AND REVOCATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Matrix Service Company (“Matrix Service”, the “Company”, “we”, “our” or “us”) for use at the Annual Meeting of Stockholders to be held on December 2, 2010, and at any adjournments thereof for the purposes set forth in the accompanying Notice of 2010 Annual Meeting of Stockholders. The Annual Meeting will be held at 10:30 a.m., Central time, at the Company’s Corporate Headquarters, 5100 East Skelly Drive, Tulsa, Oklahoma. This proxy statement and accompanying proxy were first sent on or about October 28, 2010 to stockholders of record on October 13, 2010. The annual report of the Company on Form 10-K for the fiscal year ended June 30, 2010 accompanies this proxy statement.

If the accompanying proxy is properly executed and returned or a stockholder votes his or her proxy by Internet or telephone, the shares represented by the proxy will be voted at the meeting in accordance with the directions noted thereon or, if no direction is indicated, that stockholder’s shares will be voted in favor of the proposals described in this proxy statement. In addition, the proxy confers authority on the persons named in the proxy to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any other such matters. Any stockholder who has given a proxy, whether by mail, Internet or telephone, has the power to revoke it at any time before it is voted by executing a subsequent proxy and sending it to Thomas E. Long, Secretary, Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma, 74135, or by a later dated vote by Internet or by telephone. The proxy also may be revoked if the stockholder is present at the meeting and elects to vote in person.

The expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and accompanying proxy, will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. In addition to solicitation by mail, certain directors, officers and regular employees of the Company may solicit proxies in person or by telephone, electronic transmission and facsimile transmission. Any such directors, officers or employees will not be additionally compensated therefore, but may be reimbursed for their out-of-pocket expenses in connection therewith.

CHANGE IN FISCAL YEAR

On July 30, 2009 the Company’s Board of Directors approved a change in the Company’s fiscal year end from May 31 to June 30, effective July 1, 2009. As a result of the change, the Company had a transition period for the one month ended June 30, 2009. When we refer to any fiscal year prior to 2010 we mean the twelve months ended May 31. When we refer to fiscal 2010, we mean the twelve months ended June 30, 2010. We refer to the one month ended June 30, 2009 as the June Transition Period.

STOCKHOLDERS ENTITLED TO VOTE

At the close of business on the record date there were 26,352,477 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), outstanding. Each outstanding share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. There is no cumulative voting with respect to the election of directors. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock is required for a quorum for the transaction of business.

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board of Directors of the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have no effect on the vote. Abstentions, which may be specified on all proposals, except the election of directors, will have the effect of a negative vote. A “broker non-vote” will have no effect on the outcome of the election of directors, or the other proposal.

If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority to vote shares on certain matters (such as the ratification of auditors) when their customers do not provide voting instructions. However, on other matters (such as the election of directors), when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Please note that an uncontested election of directors is no longer considered a routine matter. This means that brokers may not vote your shares on the election of directors if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

PROPOSAL NUMBER 1:

Election of Directors

The Company’s Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than three nor more than 15 persons. The Board has fixed its size at six members. Directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been elected and qualified. Vacancies may be filled by a majority vote of the remaining directors based on the recommendations of the Nominating and Corporate Governance Committee.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated and urges you to vote “For” the election of the six nominees identified below who have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. Proxies solicited hereby will be voted “For” all six nominees unless stockholders specify otherwise in their proxies. The six nominees who receive the highest number of affirmative votes of the shares voting shall be elected as directors.

If, at the time of the 2010 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes who may be recommended by the Nominating and Corporate Governance Committee and who the Board of Directors may propose to replace such nominee. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominated Director Biographies

The nominees for director, and certain additional information with respect to each of them, are as follows:

Michael J. Bradley, age 56, was appointed as a director of the Company effective January 2007. Mr. Bradley has served as President and Chief Executive Officer (CEO) of the Company since November 2006. Prior to joining Matrix Service, Mr. Bradley served as President and CEO of DCP Midstream Partners and was a member of the board. Mr. Bradley was named Group Vice President of Gathering and Processing for Duke Energy Field Services (DEFS) in 2004 and served as Executive Vice President DEFS from 2002 to 2004. From 1994 to 2002, he served as Senior Vice President DEFS and was responsible for business development and commercial activities. Mr. Bradley graduated from the University of Kansas with a Bachelor of Science degree in Civil Engineering. He also completed the Duke University Executive Management Program. Mr. Bradley currently serves on the Board of Directors of Regency Energy Partners, LP and previously served on the Board of Directors of DCP Midstream Partners, LP from December 2005 to November 2006. He is a member of the American Society of Civil Engineers and a former board member of the American Cancer Society and Tulsa Area United Way. He also serves on the advisory board for the University of Kansas, School of Engineering and on the boards of the Junior Achievement, the Tulsa Metro Chamber of Commerce and the Indian Nations Scout Council.

As the current President and CEO of the Company, Mr. Bradley provides a management representative on the Board of Directors with extensive knowledge of our day-to-day operations. As a result, he can facilitate the Board of Directors’ access to timely and relevant information and its oversight of management’s strategy, planning and performance. In addition, Mr. Bradley brings to the Board of Directors considerable management and leadership experience, extensive knowledge of the energy industry and our business, and significant experience with mergers and acquisitions.

Michael J. Hall, age 66, was first elected as a director of the Company effective October 1998 and was elected Chairman of the Board in November 2006. Mr. Hall previously served as President and Chief Executive Officer of the Company from March 2005 until his retirement in November 2006. Mr. Hall also previously served as Vice President, Finance and Chief Financial Officer (CFO) of the Company from November 1998 until his initial retirement in May 2004. Prior to working for Matrix Service, Mr. Hall was Vice President and Chief Financial Officer for Pexco Holdings, Inc. from 1994 to 1997 and

Vice President, Finance and Chief Financial Officer for Worldwide Sports & Recreation, Inc., an affiliate of Pexco Holding, from 1996 to 1997. From 1984 to 1994, Mr. Hall worked for T.D. Williamson, Inc., as Senior Vice President, Chief Financial and Administrative Officer and Director of Operations, Europe, Africa and Middle East Region. Mr. Hall graduated Summa Cum Laude from Boston College with a degree in Accounting and earned his Masters of Business Administration degree with honors from Stanford Graduate School of Business. Mr. Hall is a director and Chairman of the Board of Integrated Electrical Services, Inc.; a member of the Board of Directors of Alliance G.P., LLC (the general partner of Alliance Holdings, G.P., L.P.); a member of the Board of Directors of Alliance Resource Management G.P., LLC (the managing general partner of Alliance Resources Partners, L.P.); and a former Independent Trustee and Chairman of the Board of Trustees for American Performance Funds.

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Hall should serve as a Director include his long history of service in senior corporate leadership positions, his significant knowledge of the construction and energy industries, his extensive experience and expertise in complex financial matters gained from his service as Chief Financial Officer of various private and public companies, and his extensive knowledge of our business resulting from his prior service as the Company’s CEO and CFO.

I. Edgar (Ed) Hendrix, age 66, was first elected as a director of the Company effective October 2000 and served as Chairman of the Board of Directors from March 2005 until November 2006. Mr. Hendrix has served as President of Patriot Energy Resources, LLC since 2005. Mr. Hendrix served as Executive Vice President and Chief Financial Officer of Loudfire, Inc. from 2002 to 2004. Prior to 2002, Mr. Hendrix served as Executive Vice President and Chief Financial Officer of Spectrum Field Services, Inc., and as Vice President-Treasurer for Parker Drilling, a New York Stock Exchange company engaged in worldwide oil and gas drilling and equipment services. He also was a management consultant with Ernst & Young LLP. Mr. Hendrix has an undergraduate degree from Oklahoma Christian University and a Masters of Business Administration degree from the University of Oklahoma. Mr. Hendrix is a former member of the Board of Trustees for American Performance Funds and former Chairman of the Board of Red River Energy, Inc.

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Hendrix should serve as a Director include his long history of service in senior corporate leadership positions, his significant knowledge of the energy industry, and his extensive experience and expertise in complex financial matters gained from his service as Treasurer of a public company.

Paul K. Lackey, age 67, was first elected as a director of the Company effective October 2000. Mr. Lackey has served as Chairman of the Board of Directors of The NORDAM Group (NORDAM), an aircraft component manufacturing and repair firm, since October 2005 and as Chief Executive Officer of NORDAM from April 2002 until January 2009. Prior to joining NORDAM in July 2001, Mr. Lackey was President of the University of Oklahoma (OU) – Tulsa and Senior Vice President of the OU system. Prior to joining OU in August 1999, Mr. Lackey was a key member of former Oklahoma Governor Frank Keating’s administration. He was the Governor’s Chief of Staff from February 1997 to July 1999. From 1995 to 1997, he served in the Oklahoma Cabinet as Secretary of Health and Human Services. Before his service in state government, Mr. Lackey was President of Flint industries, an oil and gas services and commercial construction firm. He was appointed Chief Financial Officer for Flint in 1977, later became Chief Operating Officer (COO) and, ultimately, President. A graduate of the University of Mississippi with a Bachelor of Science degree in Mathematics, Mr. Lackey earned a Masters of Business Administration degree in Finance from the University of Texas. He also served in the United States Army as an artillery officer. Mr. Lackey is a director of Aaon, Inc., an advisory director of Commerce Bankshares, a director of the Tulsa Chamber of Commerce, a director of the Oklahoma Business Roundtable, a director of the Tulsa Community Hospital Authority, and a director of St. John Health Systems.

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Lackey should serve as a Director include his long history of service in senior corporate leadership positions and his extensive experience in the manufacturing, construction and energy industries, including his experience as both a COO and CFO of a leading commercial construction contractor.

Tom E. Maxwell, age 65, was first elected as a director of the Company effective May 2003. Mr. Maxwell is President and Chief Executive Officer of The Flintco Companies, Inc., which is ranked 14th by Engineering News-Record (ENR) among commercial construction companies in the United States. He has held this position for twenty-two years, and prior to his election to President and Chief Executive Officer of Flintco, Mr. Maxwell was the Chief Financial Officer of Flintco for five years. Mr. Maxwell began his career with five years at Deloitte and Touche and was the Chief Financial Officer of a public company, Kinark Corporation, for nine years. Mr. Maxwell earned Undergraduate and Masters Degrees in Accounting at the

University of Oklahoma and is a Certified Public Accountant (inactive). Mr. Maxwell is a director of Summit Bank. In addition, Mr. Maxwell serves as a director for the Tulsa Metro Chamber of Commerce and the Oklahoma Business Roundtable, and as trustee for the Friends of Fairgrounds Foundation.

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Maxwell should serve as a Director include his long history of service in senior corporate leadership positions and his extensive experience in the construction and the energy industries, including his experience as both a CEO and CFO of a leading commercial construction contractor.

David J. Tippeconnic, age 70, was elected as a director of the Company effective October 2005. Mr. Tippeconnic has served as Chief Executive Officer of Arrow-Magnolia International, Inc., a manufacturer of industrial cleaning and maintenance chemicals, since January 2005. Mr. Tippeconnic previously served as Chairman of the Board and acting Chief Executive Officer of Cherokee Nation Enterprises, a hospitality business, from September 2002 to November 2004. Prior to joining Cherokee Nation Enterprises, Mr. Tippeconnic served as President and Chief Executive Officer of CITGO Petroleum Corporation from July 1997 to October 2001. Mr. Tippeconnic also previously served as Chief Executive Officer of UNOVEN and as Executive Vice President and director of Phillips Petroleum Company. Mr. Tippeconnic has a Bachelor of Science degree in Chemical Engineering from Oklahoma State University and a Masters of Science degree in Chemical Engineering from the University of Arizona and attended the Advanced Management Program at Harvard University. Mr. Tippeconnic serves as director for Rive Technology, ONEOK, Inc. and Cherokee Nation Businesses.

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Tippeconnic should serve as a Director include his long history of service in senior corporate leadership positions, his significant knowledge of the energy industry, and his extensive experience and expertise in complex financial matters gained from his service as Chief Executive Officer of large international energy company.

The Board of Directors recommends that the stockholders vote “For” the election of each of the above named nominees.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors and corporate management use their best efforts to adopt and implement sound corporate governance practices and believe strongly that effective corporate governance practices are an important component of their efforts to focus the entire organization on generating long-term stockholder value through conscientious and ethical operations.

The Board of Directors has adopted and implemented Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of the Company’s directors, officers (including its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available in the “Investors” section of the Company’s website at http://www.matrixservice.com.

Director Independence Guidelines

Pursuant to the applicable rules for companies traded on the NASDAQ Global Market System (NASDAQ) and the rules and regulations of the Securities and Exchange Commission (SEC), the Board of Directors has adopted a set of director independence guidelines. In accordance with these guidelines, each independent director must be determined to have no relationship with the Company which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The guidelines specify criteria by which the independence of the Company’s directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm.

The Board of Directors has affirmatively determined that each of Mr. Hall, Mr. Hendrix, Mr. Lackey, Mr. Maxwell and Mr. Tippeconnic are “independent” under the guidelines. Mr. Bradley is not considered to be independent because of his current employment as President and Chief Executive Officer of the Company.

The full text of the Company’s director independence guidelines is included in the Company’s Corporate Governance Guidelines, which is available in the “Investors” section of the Company’s website at http://www.matrixservice.com.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer. However, as the oversight responsibilities of directors continues to increase, we believe it is beneficial to have an independent chairman whose sole job for the Company is leading the board. We believe the separation of the Chairman and Chief Executive Officer roles provides strong leadership for our board, while positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and other stakeholders.

If, in the future, the Chief Executive Officer is serving as Chairman of the Board, then the Board of Directors will name a lead director who would, among other specified responsibilities, serve as the leader of the independent directors and facilitate communication between the Chairman/CEO and the other directors.

Our Board of Directors has five independent members and only one non-independent member. A number of our independent board members have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the independent oversight of the board by the non-executive Chairman, benefits our Company and our stockholders.

The Audit Committee and full Board jointly oversee the Company’s risk management processes. The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

Meetings and Committees of the Board of Directors

The Company’s Board of Directors met nine times during fiscal year 2010 and the June Transition Period. The Board has three standing committees – Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of the members of each of the committees qualifies as an “independent director” under the NASDAQ listing standards. During the 2010 fiscal year, each director attended a minimum of 75% of the total number of meetings of the Board and of the total number of meetings held by all committees of which he was a member.

The Company’s Corporate Governance Guidelines provide that each director is expected to attend the annual meetings of stockholders of the Company. All of the members of the Company’s Board of Directors attended the 2009 annual meeting.

Audit Committee

Director	Fiscal 2010 Committee Service
I. Edgar Hendrix, Chairman	Served all of Fiscal 2010
Paul K. Lackey, Member	Served all of Fiscal 2010
Tom. E. Maxwell, Member	Served all of Fiscal 2010
David J. Tippeconnic, Member	Served all of Fiscal 2010

The Audit Committee assists the Board of Directors in monitoring the integrity of the financial statements of the Company, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm and the Company’s compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things, appoints, evaluates and approves the compensation of the Company’s independent registered public accounting firm, reviews and approves the scope of the annual audit and the audit fee, pre-approves all auditing services and permitted non-audit services, annually considers the qualifications and independence of the independent registered public accounting firm, reviews the results of internal audits, compliance with certain of the Company’s written policies and procedures and the adequacy of the Company’s system of internal accounting controls, prepares the Audit Committee report for inclusion in the annual proxy statement and annually reviews the Audit Committee charter and the committee’s performance. The Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters. The Audit Committee operates under a written charter. A copy of the Audit Committee Charter is available in the “Investors” section of the Company’s website at http://www.matrixservice.com. The Audit Committee held four meetings during fiscal 2010 and the June Transition Period.

Compensation Committee

Director	Fiscal 2010 Committee Service
Paul K. Lackey, Chairman	Served all of Fiscal 2010
I. Edgar Hendrix, Member	Served all of Fiscal 2010
Tom E. Maxwell, Member	Served all of Fiscal 2010
David J. Tippeconnic, Member	Served all of Fiscal 2010

The Compensation Committee’s functions include reviewing and approving executive salary, bonus, long-term equity incentive awards, perquisites and other benefits. In addition, the Compensation Committee, in conjunction with the Board of Directors, reviews the Company’s strategic and financial plans to determine their relationship to the Company’s compensation program. Additional information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.

The Compensation Committee operates under a written charter. The Company has made a copy of its Compensation Committee Charter available in the “Investors” section of the Company’s website at http://www.matrixservice.com. The Compensation Committee held five meetings during fiscal 2010 and the June Transition Period. The Compensation Committee has no authority under its charter to delegate some or all of its authority to subcommittees or other persons and it has no current plans to do so.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, the Compensation Committee was composed of I. Edgar Hendrix, Paul K. Lackey, Tom E. Maxwell and David J. Tippeconnic, all of whom are non-employee directors of the Company. During fiscal 2010, none of the Company’s executive officers served on the Board of Directors or on the Compensation Committee of any other entity who had an executive officer that served either on the Company’s Board of Directors or on its Compensation Committee.

Nominating and Corporate Governance Committee

Director	Fiscal 2010 Committee Service
Tom E. Maxwell, Chairman	Served all of Fiscal 2010
I. Edgar Hendrix, Member	Served all of Fiscal 2010
Paul K. Lackey, Member	Served all of Fiscal 2010
David J. Tippeconnic, Member	Served all of Fiscal 2010

The Nominating and Corporate Governance Committee was established to assist the Board in identifying qualified individuals to become directors of the Company, recommend to the Board qualified director nominees for election by the stockholders or to fill vacancies on the Board, recommend to the Board membership on Board committees, recommend to the Board proposed Corporate Governance Guidelines and report annually to the Board on the status of the CEO succession plan. The Nominating and Corporate Governance Committee operates under a written charter. The Company has made a copy of its Nominating and Corporate Governance Committee Charter available in the “Investors” section of the Company’s website at http://www.matrixservice.com. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee held four meetings during fiscal 2010 and the June Transition Period.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the director qualifications discussed below.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, senior management, professional search firms, stockholders or other persons.

Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination involves an evaluation of the candidate against the qualifications set forth in the Corporate Governance Guidelines, which require broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of the Company’s business environment and a willingness to devote adequate time to Board duties, including service on no more than four other public company boards.

The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Although the Committee may also consider other aspects of diversity, including geographic, gender, age and ethnic diversity, these factors are not a prerequisite for any prospective nominee. Consequently, while the Committee evaluates the mix of experience and skills of the Board of Directors as a group, the Committee does not monitor the effectiveness of its policies with respect to geographic, gender, age or ethnic diversity.

The Committee also assesses the candidate’s qualifications as an “independent director” under the NASDAQ’s current director independence standards and the Company’s director independence guidelines. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee designates, after consultation with the CEO, which candidates are to be interviewed. After completing its evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board and the Board determines the nominees after considering the recommendation of the Committee.

Holders of common stock wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with the Company’s Bylaws by giving timely written notice to Thomas E. Long, Secretary of Matrix Service Company, at 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135. The written notice should give each such nominee’s name, address, appropriate biographical information, a description of all arrangements or understandings between the stockholder and each such nominee and any other person or persons (naming such person or persons), relating to such nominee’s service on the Board of Directors, if elected, as well as any other information that would be required in a proxy statement. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The written notice must be delivered to the Secretary of the Company not later than eighty days prior to the date of any annual or special meeting; provided, however, that in the event that the date of such annual or special meeting is not publicly announced by the Company more than ninety days prior to the meeting, notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is communicated to the stockholders. The written notice to the Secretary of the Company must also set forth the name and address of the stockholder who intends to make the nomination and a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

Executive Sessions

Executive sessions of the non-management directors are held periodically. The sessions are chaired by the independent, non-executive Chairman of the Board. Any non-management director may request that an additional executive session be scheduled. Executive sessions of the independent directors only are held at least once each year.

Communications with the Board of Directors

The Board of Directors provides a process by which stockholders and other interested parties may communicate with the Board or any of the directors. Stockholders and other interested parties may send written communications to the Board of Directors or any of the directors at the following address: Board of Directors of Matrix Service Company c/o Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135. Stockholders and other interested parties may also use the Company’s online submission form at the FAQ section of the “Investors” section of the Company’s website at http://www.matrixservice.com to contact the Board or any of the directors. All communications will be compiled by the Company’s Corporate Secretary and submitted to the Board or the individual director on a periodic basis.

Equity Ownership Guidelines for Directors

Each non-employee director is strongly encouraged to have a significant investment in the Company evidenced by the ownership, from time to time, either directly or indirectly, of an approximate value of $100,000 of Matrix Service Common Stock. For purposes of these guidelines, “indirect ownership” includes the pre-tax “in the money” market value of stock options and phantom stock in the director’s deferred compensation plan. Non-employee directors have five years from the date of their initial election to the Board to meet this requirement. As of September 1, 2010, all non-employee directors were in compliance with the Equity Ownership Guidelines.

Since Mr. Bradley is the Chief Executive Officer of the Company, he must comply with the Equity Ownership Guidelines for Executive Officers, which are discussed in this proxy statement under the caption “Equity Ownership Guidelines.”

DIRECTOR COMPENSATION

General

Management directors receive no additional compensation for service on the Board of Directors or any committee thereof. Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending the Board of Directors and committee meetings.

The elements of our non-employee director compensation consist of cash compensation and equity compensation. Our objective with director compensation is to position ourselves to attract and retain individuals with relevant business and leadership backgrounds and experience by providing a competitive package of cash and equity compensation.

Total compensation for the Company’s non-employee directors is determined in a manner similar to that for executives, which is described under the caption “Compensation Discussion and Analysis.” The Compensation Committee of the Board of Directors (the “Committee”) engages a third party compensation consultant to periodically review director compensation and make recommendations. The Board’s philosophy is to keep director compensation competitive, simple and aligned with the interests of our stockholders. The Committee reviews benchmark data from outside consultants and makes recommendations to the full Board for approval.

Director compensation review is conducted on a bi-annual basis. This review was last completed in July 2008 and, most recently, in September 2010. Compensation was adjusted in July 2008, as outlined below. Director compensation was formally benchmarked and evaluated again in September 2010 and no adjustments to any element of the compensation package were made.

For fiscal 2008, the Committee engaged a third party compensation consultant, Hewitt Associates LLC (“Hewitt”), to conduct a current market study of director compensation. Hewitt obtained benchmark data using published compensation surveys and proxy analysis of selected benchmark companies similar in size, location and industry. For fiscal 2009, the proxy analysis consisted of a review of the director pay at the same peer companies that were used to perform a proxy analysis of the pay of our executive officers.

Based on the consultant’s findings and recommendations, the Committee determined that total compensation for directors should be approximately $125,000 with approximately 50% in cash and 50% in equity. The objective is to provide a long-term component to total compensation that aligns the interests of directors with those of our stockholders through stock ownership. Therefore, the Committee recommended that the equity component of direction compensation should be performance-based Restricted Stock Units (“RSU’s”), which ties a director’s compensation directly to our performance.

At the July 2008 Board meeting, adjustments were made to the annual retainer, Committee Chair and Chairman fees for fiscal 2009. The annual retainer was established as $60,000 plus $5,000 for each of the Committee Chairmen. The additional fee for the Chairman of the Board is 25% of the annual retainer, or $15,000. Cash compensation may be taken in the form of cash payments or may be deferred with interest.

Equity compensation for fiscal 2009 was granted at a value of $65,000 and was all performance-based. The performance measure utilized was Matrix Service’s consolidated fully-diluted earnings per share (“EPS”) for a three-year period beginning in fiscal 2009. Restrictions will lapse at the end of the three-year period, based on the Company’s performance and have Threshold, Target and Maximum levels of achievement. In the event the minimum performance goal is not achieved, the RSU’s will be forfeited.

In October 2009, the Committee requested Hewitt review the prevalence of performance-based director compensation.

Based on Hewitt’s findings and, after extensive discussion with the Hewitt consultant, the Committee approved a change in director RSU awards to be 100% time-based, in light of the perceived risk that tying director awards to company performance could promote excessive risk taking.

Beginning with the October 2009 grant, RSU awards for directors are 100% time-based with cliff vesting which occurs on the earlier of the third anniversary of the date of the award or the director’s departure from the Board for any reason.

The basis for the October 2009 RSU awards to non-employee directors is detailed below:

•	The $65,000 annual value of the award represents approximately 50% of total compensation.

•	The actual number of RSU’s is determined by dividing annual value by the 20-day moving average of the Company’s common stock price calculated five days prior to the grant date.

•

As with the RSU awards for Named Executive Officers, for the October 2009 RSU award, we followed this standard plan formula, but because of the stock price, the number of RSU’s awarded to directors and management would have resulted in using more than half of the number of shares approved by stockholders at the 2009 Annual Meeting in one annual grant. In order to achieve a sustainable “burn rate” for RSU awards, management proposed and the Board approved a reduction in the award to each director to 60% of what would otherwise be awarded, the same approach than was taken with executive management.

As noted above, in July 2010, the Committee once again engaged Hewitt to conduct a current market study of director compensation. Hewitt obtained benchmark data using published compensation surveys and proxy analysis of selected benchmark companies similar in size, location and industry. For fiscal 2011, the proxy analysis consisted of a review of the director pay at the same peer companies that were used to perform a proxy analysis of the pay of our executive officers. Based on Hewitt’s findings and, after consultation with the Hewitt consultant, the Committee recommended no adjustment to director compensation for fiscal 2011, which the Board approved. The fiscal 2011 RSU award is expected to have an annual value of $65,000 and to cliff vest in three years.

The Board of Directors also has a Deferred Fee Plan which allows directors to defer all or a portion of their cash compensation with interest. The effective interest rate for the subsequent calendar year is researched and recommended by the CFO for approval by the Committee at the regularly-scheduled meeting each November. For 2010, the interest rate is 5.25%

Non-employee directors are also eligible to participate in our medical, dental and vision benefits.

Director Compensation

The compensation earned by each director in fiscal 2010 and for the June Transition Period is summarized in the table below:

Name (1)		Year	Fees Earned or Paid in Cash ($) (2)	Restricted Stock Awards ($) (3)	Stock Option Awards ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5) (6)	All Other Compensation ($) (7)	Total ($)
Michael J. Hall		2010	75,000	35,372	—	—	6,607	116,979
	June	2009	6,250	—	—	—	551	6,801
I. Edgar Hendrix		2010	65,000	35,372	—	3,913	6,607	110,891
	June	2009	5,417	—	—	323	551	6,290
Paul K. Lackey		2010	65,000	35,372	—	3,414	—	103,786
	June	2009	5,417	—	—	252	—	5,668
Tom E. Maxwell		2010	65,000	35,372	—	3,113	—	103,485
	June	2009	5,417	—	—	227	—	5,644
David J. Tippeconnic		2010	60,000	35,372	—	4,148	6,607	106,127
	June	2009	5,000	—	—	311	551	5,861

(1)	Mr. Michael J. Bradley, our CEO, is not included in this table since he is an employee and thus receives no compensation for his services as a director. Mr. Bradley’s compensation received as an employee is shown in the Summary Compensation Table for our Named Executive Officers.

(2)	Includes fees earned in the fiscal year but paid subsequent to the completion of the fiscal year and fees earned in the fiscal year but deferred under the Deferred Fee Plan for members of the Board of Directors of Matrix Service Company. The following directors deferred cash compensation into an interest-bearing account.

	Fees Deferred ($)
Name	Fiscal 2010	June Transition Period
I. Edgar Hendrix	36,563	2,708
Paul K. Lackey	65,000	5,417
Tom E. Maxwell	65,000	5,417
David J. Tippeconnic	60,000	5,000

(3)	The amounts shown represent the grant date fair value for awards granted during the period determined in accordance with the applicable accounting guidance for equity-based awards. For further information on the valuation of these awards see Note 1 to the Consolidated Financial Statements included in our fiscal 2010 Annual Report on Form 10-K. Each non-employee director received an award of 3,700 restricted stock units in fiscal 2010 with a grant date fair value of $35,372. As of June 30, 2010, Mr. Hall, Mr. Hendrix, Mr. Lackey, Mr. Maxwell and Mr. Tippeconnic each had 10,000 restricted stock units outstanding.

(4)	There were no stock option awards granted to non-employee directors in fiscal 2010. As of June 30, 2010, Mr. Hendrix had 5,000 stock options outstanding, Mr. Lackey had 15,000 stock options outstanding, Mr. Maxwell had 15,000 stock options outstanding, and Mr. Tippeconnic had 5,000 stock options outstanding.

(5)	A non-employee director may defer all or part of director fees earned into the Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company (Deferred Fee Plan). Under the Deferred Fee Plan, directors are allowed to defer fees and earn interest. The amounts shown represent interest earned under the plan in excess of a market rate. For the June Transition Period the market rate for the deferrals was 4.6% compared to the actual rate paid of 6.5%. For fiscal 2010, the market rate for the deferrals was 4.0% as compared to the actual rate paid of 6.5% in calendar year 2009 and 5.25% for calendar year 2010. The rate earned is our incremental borrowing rate as of the beginning of each calendar year.

(6)	Previously, directors were also allowed to defer fees in the form of Phantom Shares of our stock. The fees were converted into phantom shares based on the price of our stock on the deferral election date. For the 13 months ended June 30, 2010, Mr. Lackey’s and Mr. Maxwell’s phantom shares declined in value by $13,297 and $9,794, respectively. Mr. Lackey redeemed 6,152 phantom shares valued at $65,519 while Mr. Maxwell redeemed 3,078 phantom shares valued at $32,781.

(7)	Consists of the portion of premiums we pay related to directors’ participation in our health and welfare plans.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees the Company’s financial reporting process, including the system of internal controls, on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the associated system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue reports thereon. The Audit Committee monitors these processes. The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm. As part of its oversight responsibilities, the Audit Committee has:

•

reviewed and discussed with the Company’s internal auditors and independent registered public accounting firm, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting;

•

reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements as of and for the month ended June 30, 2009 and the year ended June 30, 2010;

•

discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as currently in effect (which Statement on Auditing Standards superseded Statement on Auditing Standards No. 61, Communication with Audit Committees); and

•

received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the month ended June 30, 2009 and the year ended June 30, 2010 for filing with the Securities and Exchange Commission. The Audit Committee, subject to ratification by the stockholders has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2011.

The Audit Committee is governed by a written charter. The Board of Directors has determined that the members of the Audit Committee are independent and financially literate as defined by the applicable standards. The Board has also determined that I. Edgar Hendrix qualifies as a financial expert as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Members of the Audit Committee:

I. Edgar Hendrix, Audit Committee Chairman

Paul K. Lackey, Audit Committee Member

Tom E. Maxwell, Audit Committee Member

David J. Tippeconnic, Audit Committee Member

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically and expressly incorporates this report by reference into any such filing, and shall not otherwise be deemed filed under such acts.

Fees of Independent Registered Public Accounting Firm

Fees billed for audit services in fiscal 2010 and 2009 include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, the audit of our internal controls, and services performed in connection with other filings with the SEC. Fees billed for audit-related services were for assurance and related services that are reasonably related to the performance of the audit or review and consisted of consulting services related to our planned international expansion, special construction project review services, due diligence on acquisitions and review procedures related to filing of a shelf registration statement.

	Deloitte & Touche LLP
	Fiscal 2010 (1)	Fiscal 2009
Audit Services	$1,022,359	$734,548
Audit-Related Services	15,700	46,926
Tax Services	—	—

Total	$1,038,059	$781,474

(1)	Includes fees related to the audit of the June Transition Period.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and permissible non-audit services provided by the independent registered public accounting firm on a periodic basis up to a specified dollar amount in order to assure that the provision of such services does not impair the auditor’s independence. The Company has also made the Audit Committee’s pre-approval policy available in the “Investors” section of the Company’s website at http://www.matrixservice.com.

PROPOSAL NUMBER 2:

Ratification of Selection of Independent Registered Public Accounting Firm

Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee of the Board of Directors of the Company has been charged with the exclusive power and authority to engage or terminate the independent registered public accounting firm. The Audit Committee of the Board of Directors has engaged the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011. Deloitte & Touche LLP has served as independent auditors for the Company since January 2006.

A proposal will be presented at the annual meeting asking the stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.

The affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting is required for the adoption of this proposal. The Board of Directors recommends that the stockholders vote “For” ratification of Deloitte & Touche LLP’s engagement.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions from those attending the meeting.

EXECUTIVE OFFICER INFORMATION

Executive Officer Biographies

In addition to Mr. Bradley, the Company’s President and Chief Executive Officer, who serves on the Board of Directors and whose biographical information is set forth under the caption, “Nominated Director Biographies,” the executive officers of the Company are:

Nancy E. Austin, age 43 has served as Vice President, Human Resources for the Company since January 2006. Mrs. Austin served as Director of Human Resources from September 2000 to January 2006. Prior to joining the Company, Mrs. Austin worked for TV Guide, Samson Resources and Villareal & Associates specializing in human resource management, employee relations, and consulting. Mrs. Austin holds a Bachelor of Science degree in Political Science from Oklahoma State University and is a certified Professional in Human Resources (PHR). She is also a member of the Society for Human Resource Management and World-at-Work.

Kevin S. Cavanah, age 46, has served as Vice President, Accounting and Financial Reporting for the Company since August 2007 and as Controller since April 2003. Prior to joining the Company, Mr. Cavanah served as an Accounting Manager for Williams Communications from 2001 to 2003 and as an Accounting Manager for The Williams Companies, Inc. from 1998 to 2001. Prior to joining Williams, Mr. Cavanah served as an Audit Manager for Ernst & Young, LLP. Mr. Cavanah has a Bachelor of Science in Business Administration degree in Accounting from the University of Arkansas. He is a Certified Public Accountant (inactive) and is a member of Financial Executives International.

Kevin A. Durkin, age 48, has served as Vice President, Business Development for Matrix Service Inc., a subsidiary of the Company, since June 2008. He has previously served as Pre-Construction Manager for the Orange Region from November 2006 to May 2008; Small Capital Construction Division Manager for the Orange Region from June 2000 to October 2006; Business Development Manager for Matrix Service Inc. from June 1998 to May 2000; Southwest Turnaround Manager for Colt Construction Division from June 1996 to May 1998; and as assistant Regional Manager for the Orange Region from July 1989 to May 1996. Prior to joining Matrix Service, Mr. Durkin worked for HMT Tank Service holding numerous positions in operations, engineering and marketing. Mr. Durkin holds a Bachelor of Arts degree in Business Administration, Marketing from California State University, Fullerton.

Albert D. Fosbenner, age 55, has served as Vice President, Matrix Service Industrial Contractors, Inc., a subsidiary of the Company, since June 2004. Mr. Fosbenner previously served as Vice President of Finance, Treasurer and Acting Chief Financial Officer from December 2001 through 2003 for Western Integrated Networks LLC, who filed for relief under Chapter 11 of the U.S. Bankruptcy Code on March 11, 2002 and was later dissolved. He also served as President and Chief Executive Officer of CCS Fitness, Inc. from January 2000 through December 2001 and Senior Vice President and Treasurer of Frontiervision Partners LLP during 1998 and 1999. Mr. Fosbenner has a Bachelor of Science degree in Accounting from Philadelphia University. He is a Certified Public Accountant (inactive) and is a Certified Management Accountant (inactive). Mr. Fosbenner is a member of Financial Executives International and the Association for Corporate Growth.

Robert A. Long, age 67, has served as Vice President of Matrix Service Inc. since June 2008. From June 2007 to June 2008, Mr. Long served, in a consulting capacity, as Project Manager for the Matrix Service Sabine Pass LNG Project until its completion in June 2008. Mr. Long was previously employed with Chicago Bridge & Iron from 1966 until his retirement in 1998 after holding numerous management and senior level positions, including President of CB&I Constructors, Inc. Mr. Long graduated from the University of Alabama-Birmingham with a Bachelor of Science degree in Engineering.

Thomas E. Long, age 53, has served as Vice President Finance, Treasurer and Chief Financial Officer from April 2008 until May 2010, and as Vice President, Chief Financial Officer and Secretary since May, 2010. Prior to joining Matrix Service, Mr. Long served as Vice President and Chief Financial Officer of DCP Midstream Partners, LP, a publicly traded natural gas and natural gas liquids midstream company located in Denver, Colorado. In that position, he was responsible for all financial aspects of the company since its formation in December 2005. From 1998 to 2005, Mr. Long served in several executive positions with subsidiaries of Duke Energy Corp., Charlotte, North Carolina, one of the nation’s largest electric power companies. During his tenure at Duke Energy, Mr. Long served as Vice President and Chief Financial Officer of its publicly owned power company in Ecuador; Vice President and Treasurer of Duke Energy Field Services, Denver; and Executive Vice President of National Methanol Company, a Duke Energy Corp. chemical joint-venture in Saudi Arabia. Starting in 1991, Mr. Long held financial management positions at PanEnergy Corp., Houston. He began his career in 1979 at Texas Eastern Corp., Houston. As a Certified Public Accountant, Mr. Long has a Bachelor of Arts degree in Accounting from Lamar University, Beaumont, TX.

Joseph F. Montalbano, age 61, has served as Vice President and Chief Operating Officer since May 2008. From 2002 to 2008, Mr. Montalbano served as Senior Vice President – Senior Project Director Energy Sector of Black & Veatch, where he was responsible for all construction projects under his direction. Prior to working at Black & Veatch, from 1972 to 2002 Mr. Montalbano served numerous project management roles with a national construction firm serving the energy sector. Mr. Montalbano holds a Bachelor of Science degree in Electrical Engineering and Masters of Science degree in Electrical Engineering from Polytechnic Institute of Brooklyn. He earned a Masters in Business Administration degree from New York Institute of Technology and is registered as a Professional Engineer in multiple states.

Matthew J. Petrizzo, age 48, has served as President, Matrix Service Industrial Contractors, Inc., since June 2008. He previously served as Vice President, Matrix Service Industrial Contractors, Inc. from November 2007 to June 2008. Prior to joining the Company, Mr. Petrizzo served as a Project Director for Washington Group International from 2006 to 2007. Mr. Petrizzo also worked in various capacities for Washington Group International from 2001 to 2006 and for Washington Group legacy companies, Raytheon Engineers and Constructors from 1994 to 2001 and Ebasco Services Inc. from 1984 to 1994. Mr. Petrizzo graduated from Hofstra University with a degree in Electrical Engineering and is a Registered Professional Engineer in the state of New Jersey.

Bradley J. Rinehart, age 46, has served as Vice President, Matrix Service Inc. since May 1997. He previously served as Regional Manager for the Michigan Region from April 1991 to April 1997; Operations Manager for the Michigan Region from January 1990 to March 1991; and as a Project Manager – Michigan Region from January 1988 to December 1989. Mr. Rinehart holds a Bachelor of Science degree in Construction Science from the University of Oklahoma.

James P. Ryan, age 55, has served as President, Matrix Service Inc. since August 2005. He previously served the Company as Chief Operating Officer from October 2004 to August 2005 and as Vice President of Matrix Service Inc. from October 1999 to October 2004. Prior to joining Matrix Service, Mr. Ryan worked for Gibraltar Construction Company from January 1993 to September 1999 providing construction management services. Previous employers include MW Kellogg, Kiewit Industrial Company and Hoffman Construction Company. Mr. Ryan also previously provided independent consulting services to the power industry. Mr. Ryan graduated from Purdue University with a degree in Civil Engineering in 1979.

William R. Sullivan, age 45, has served as Vice President, Matrix Service Inc., since June 2008. He previously served as Regional Manager of the Southwest Region from 2002 to 2008 and Operations Manager for the Southwest AST Region from 1989 to 2002. Prior to joining the Company, Mr. Sullivan worked in various capacities for HMT Tank Service holding numerous positions in operations, project management, and manufacturing.

Jason W. Turner, age 39, has served as Vice President and Treasurer since May 2010. Mr. Turner served as Director of Finance for Matrix Service Company from March 2006 to May 2010. Prior to joining the Company, Mr. Turner served as Vice President Credit Products Officer for Bank of America. From May 1996 to February 2005, Mr. Turner held various positions with Gemstar-TV Guide including Vice President of Finance for TV Guide Networks. Prior to 1996, Mr. Turner worked for the Federal Reserve Bank and in commercial banking. Mr. Turner has a Bachelor of Science Degree in Finance from Oklahoma State University and an MBA from the University of Tulsa. Mr. Turner is a member of Financial Executives International and the National Investor Relations Institute.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

We are focused on building and maintaining a sustainable business model that consistently delivers superior returns to our stockholders. To be successful, we must attract, retain and motivate key talent to provide the needed leadership capabilities to execute our business strategy. Our compensation philosophy and approach is designed to support these overarching objectives.

Our basic compensation philosophy is to provide the opportunity for outstanding compensation when superior performance is demonstrated. This pay-for-performance philosophy is reflected in each aspect of the compensation package for executive officers and management team members. All components of compensation for executive officers and key management are reviewed periodically to ensure consistency with our compensation philosophy and competitive market practices. We use the following basic principles in the design and administration of our executive compensation program:

•

Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (50th percentile) market levels.

•

Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of annual business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•

Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•

Individual Performance – In addition to objective company-wide, business unit and operating unit financial measures, our programs emphasize individual performance and the achievement of personal objectives.

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Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of immediate, short-term and long-term compensation components, with the ultimate goal of aligning executive compensation with long-term stockholder value.

Our executive compensation program is administered by the Compensation Committee of the Board of Directors (the “Committee”). The role of the Committee is to provide oversight and direction to ensure the establishment of executive compensation programs that are competitive in nature, enable us to attract top talent, and align the interests of our executive officers and our stockholders.

The Committee is supported by our Vice President, Human Resources, and other executive officers as needed or requested, in the design, review and administration of our executive compensation programs. The Committee engages a third party compensation consulting firm to evaluate Board and executive officer compensation, benchmark Company practices compared to other companies and provide associated recommendations.

In July 2009, Hewitt Associates LLC (“Hewitt”) was engaged by the Committee to evaluate the mix of targeted compensation and the other types of programs offered. Hewitt was engaged exclusively by the Committee and does not provide other services to senior management. The Committee sought to ensure that the compensation package offered to our executives is competitive in form and structure. Due to the uncertainty of the market and the economy and, after consultation with Hewitt, the Committee decided that no adjustments would be made to the base pay of the CEO and other named executive officers at the start of the fiscal 2010. While the Committee indicated it would consider merit increases at a later date if conditions improved, no merit increases were given to the CEO or other named executive officers during fiscal 2010. Hewitt’s executive compensation and benefits practices analysis for fiscal 2010 included the review of proxy information for the following companies:

Aecom Technology Corp Chicago Bridge and Iron Co Emcor Group Inc Englobal Corp Fluor Corp FMC Technologies Foster Wheeler Ltd Furmanite Corp Granite Construction	Jacobs Engineering Group KBR Inc McDermott International Quanta Services Inc Shaw Group Inc Team Inc URS Corp Willbros Group

When adjustments are considered, the CEO reviews the third party consultant’s findings and provides recommendations to the Committee regarding compensation for review, discussion and approval for all executive officers with the exception of himself. The Committee establishes CEO compensation. The Committee reviews the performance and approves the compensation of the executive officers based on the CEO’s recommendations, and then reviews the performance and establishes appropriate compensation for the CEO in executive session without management present.

In implementing our compensation philosophy, the Committee also compares our CEO’s total compensation to the total compensation of the other Named Executive Officers over time. However, the Committee has not established a targeted level of difference between the total compensation of the CEO and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other Named Executive Officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those executive officers.

The Committee typically reviews base salaries for executive officers at its regularly-scheduled meeting in August or September. At this meeting, the Committee also reviews and approves incentive payments for the previous fiscal year and establishes incentive targets for the coming fiscal year under the short-term incentive plan. Long-term incentive awards are approved by the Committee at a meeting immediately following the annual stockholders meeting each November or December. The Committee may also approve base pay, short-term incentive and long-term incentive (equity) grants for executive officers during the year for promotions or new hires.

Key Elements of Executive Compensation

The primary elements of our executive compensation program include:

•	Base Pay;

•	Annual/Short-Term Incentive Compensation;

•	Long-Term Incentive Compensation (Equity);

•	Perquisites and Other Benefits; and

•	Change of Control Agreements.

Base Pay

Base pay is the foundation of our executive compensation package. Our practice in establishing executive base pay, and that for other managers and employees, is to determine the market median or “50th percentile” among comparable companies. This data is obtained through our third party compensation consultant. Base pay is then established based on the named executive officer’s responsibilities, role in the organization, level and type of work experience, and individual job performance. We expect to engage a compensation consultant to review and benchmark competitive market pay data on no less than a bi-annual basis.

We utilize a market-based job evaluation system to establish and ensure equitable, competitive pay levels throughout the organization. Salary grades and ranges are established by evaluating positions based on the external market data and internal equity. Each executive officer, like other employees, is assigned to a salary grade. Broad ranges of salary are associated with each grade. The position within the salary grade/pay range for a position is determined based on the respective level of experience, skill and demonstrated performance.

Base pay and salary grade also play a factor in determining other short- and long-term incentive compensation awards. Short-term incentive awards are reflected as a percentage of base salary and long-term incentives are based on a named executive officer’s salary grade.

Mr. Michael J. Bradley became President and Chief Executive Officer of the Company effective November 6, 2006. His initial annual base salary was $475,000. Effective August 1, 2007, based on the Committee’s assessment of Mr. Bradley’s initial performance, Mr. Bradley’s salary was increased to $525,000 by the Committee. In July 2008 following data provided by the third party compensation consultant, Hewitt Associates, showing that Mr. Bradley’s base salary was significantly below the median and in recognition of Mr. Bradley’s outstanding performance in fiscal 2008, the Committee approved Mr. Bradley’s base pay at $670,000 effective June 1, 2008. Although the Committee continues to view Mr. Bradley’s performance as excellent, based on market uncertainty, difficult economic conditions and compensation data from Hewitt, the Committee made no adjustments to Mr. Bradley’s base pay in June 2009 for fiscal 2010 or in September 2010 for fiscal 2011.

Base pay compensation for our other Named Executive Officers (Mr. Joseph F. Montalbano, Mr. Thomas E. Long, Mr. James P. Ryan, Mr. Matthew J. Petrizzo and Ms. Judith S. Eliot) is administered in line with our established compensation philosophy discussed above. Based on market uncertainty and economic conditions at the inception of fiscal 2010, Mr. Bradley recommended no base pay adjustments for fiscal 2010 for the Named Executive Officers, which the Committee approved.

Ms. Eliot joined the company as Vice President and General Counsel in September 2009 at an annual base pay of $225,000, which was not adjusted during the fiscal year. Ms. Eliot’s position was eliminated in May 2010 as the result of our efforts to reduce corporate overhead costs due to the continued challenging market conditions. Ms. Eliot was paid severance in the amount of $337,500, which was pursuant to the change of control/severance agreement the Company entered into with Ms. Eliot at the onset of her employment, which provided for a payment of one year’s base pay and target bonus (50% of base pay) in the event of separation from employment for reasons other than cause.

Annual/Short-Term Incentive Compensation

Our annual/short-term incentive compensation plan is designed to offer the opportunity for substantial incentive awards for delivering outstanding performance. Rewards under our short-term incentive compensation plans are based on overall company, business unit and individual performance, as compared to pre-established objectives that are tied to enhancement of stockholder value. Our short-term incentive compensation objectives are designed to:

•	Support and drive performance toward achieving our strategic objectives,

•	Emphasize overall company, business unit and individual performance in the structuring of reward opportunities,

•	Motivate and reward superior performance, and

•	Provide incentive compensation opportunities that are competitive with the industry

For fiscal year 2010, our annual/short-term incentive targets were established for all of our Named Executive Officers as follows:

•	Short-term incentive compensation was based on three primary factors:

•	financial performance,

•	safety performance, and

•	business objectives, including financial strength, diversification, strategic acquisitions, standardized business processes and succession planning

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The base calculation of incentives is tied to defined measures for financial performance and safety performance while the calculation for business objectives is more subjective in nature. Incentives for executive officers below the CEO are recommended by the CEO and approved by the Committee. Incentive Compensation payments to the CEO are determined solely by the Committee in executive session, without management present.

•

In July 2009, for the fiscal 2010 plan, management recommended and the Committee approved, the establishment of a hurdle rate based on Return on Sales. At the beginning of each fiscal year, a hurdle rate will be established based on a minimum level of Pre-Incentive Operating Income that must be earned before any incentives are paid. Once the hurdle rate is earned, an incentive pool will be funded with 25% of each dollar earned above the hurdle rate. The size of the incentive pool may not exceed an amount equal to the maximum incentive which may be paid under the plan for all participants, based on a percentage of each participant’s salary.

•	For fiscal 2010 financial performance, a consolidated annual income goal was recommended by the CEO and approved by the Committee at the July 2009 meeting.

•	The financial performance measure for the Mr. Bradley, Mr. Montalbano, Mr. Long and Ms. Eliot was based on fully-diluted earnings per share, or “EPS.”

•	For Mr. Petrizzo and Mr. Ryan, an additional financial performance measure, defined as pre-tax, pre-interest, post-incentive income (“Pre-Tax Income”) was used.

•

Corresponding financial targets for Pre-Tax Income were established for each operating company, business unit and organizational unit based on business plans, which were designed to drive growth and/or improve profitability.

•

Once all targets were established for the Company, “Threshold” and “Maximum” levels of performance were defined. Threshold was defined as 80.7% of Target and Maximum was defined as 117.3% of Target. No incentives are paid for performance below the Threshold level.

•

Financial incentives for Mr. Bradley, Mr. Montalbano, Mr. Long and Ms. Eliot were tied to our EPS. Financial incentives for Mr. Ryan and Mr. Petrizzo were tied to both our EPS and their respective operating company Pre-Tax Income.

•

Safety performance targets were established based on Total Recordable Incident Rate, or “TRIR.” The TRIR levels for fiscal 2010 were 1.25 for Threshold payout, 1.0 for Target payout and 0.75 for Maximum payout. Incentives for Mr. Bradley, Mr. Montalbano, Mr. Long and Ms. Eliot were tied to our consolidated safety performance. Incentives for Mr. Ryan and Mr. Petrizzo were tied to the safety performance of their respective operating companies. Other more subjective criteria, including the implementation of behavioral-based safety program, continuation of safety audits, and safety accountability were also evaluated.

•	Other performance criteria in the form of business objectives were established for all executive officers in line with the Company’s fiscal 2010 plan.

•

Discretionary awards outside of the annual/short-term incentive compensation plan may be recommended by the CEO and approved by the Committee in the event there are special circumstances or achievements that need to be recognized.

•	Our actual performance in relation to established measures was presented to, and evaluated by, the Committee at the September 2010 meeting.

Performance measures established shortly after the beginning of the fiscal year do not include the impact of any acquisitions, positive or negative, completed within the fiscal year. However, it is anticipated that the Committee would evaluate any acquisitions which may be completed during the fiscal year on a case-by-case basis to determine their impact on the plan and adjust performance measures appropriately.

For fiscal 2010, our Return on Sales hurdle rate was established at $21,726,180 of Pre-Incentive Operating Income. If the hurdle rate had been achieved, the short-term incentive compensation payable to Mr. Bradley would have been based on the attainment of the following objectives:

Safety:

•	Achieve TRIR of 1.0 Target; 1.25 Threshold; 0.75 Maximum.

•	Progress toward building consistency and strengthening the safety culture.

Financial:

•	Achieve fully-diluted EPS of $1.00 Target; $0.85 Threshold; $1.15 Maximum.

Business Objectives:

•

All Named Executive Officers, including Mr. Bradley, were evaluated in light of a number of objectives, including enhancing our safety leadership and culture, maintaining a strong balance sheet and external profile, diversifying the scale and scope of our business, standardizing business processes, enhancing project execution capabilities, branding the company beyond AST, improving risk management protocols, expanding the supply chain management process, strengthening management succession planning, and conducting an employee engagement survey.

The Committee evaluated actual results in each category against the expected levels of performance:

Safety: In fiscal 2010, we achieved a TRIR of 0.67 and made significant enhancements to our behavioral-based safety programs and our overall safety culture.

Financial: Our fiscal 2010 fully diluted EPS was $0.18.

Business Objectives: The Committee evaluated performance in relation to these objectives and, while significant progress was made in many areas, the established business objectives were not considered for incentive compensation purposes, as the minimum hurdle rate was not achieved.

Although the Company achieved safety results at the maximum performance level and completed several key business objectives, because the Company failed to achieve Pre-Incentive Operating Income for fiscal 2010 at the minimum hurdle rate, the incentive pool was not funded and no incentives were paid the Named Executive Officers, other than Mr. Montalbano, in accordance with his offer letter, and Ms. Eliot, in accordance with her change of control/severance agreement.

For Mr. Montalbano, his fiscal 2010 incentive was guaranteed to be no less than Target, which was a condition of his employment. The Target incentive opportunity for this position is 50% of base pay. Based on our previous commitment to Mr. Montalbano, the Committee approved a Target incentive payment for him of $175,000.

The Annual/Short-Term Incentive Compensation Plan is reviewed and evaluated periodically to ensure that it meets its objectives and may be modified, discontinued or replaced based on our changing objectives and requirements.

For fiscal year 2011, we will continue to use a Return on Sales hurdle rate metric under our annual/short-term incentive compensation plan, which more directly links our financial performance with the level of incentive payouts under the plan. For fiscal 2011, Mr. Bradley recommended, and the Committee approved, a change in the plan to exclude the safety performance metric from the hurdle rate calculation. Financial performance and business/personal objectives will be funded and paid based on first achieving the hurdle rate and creating an incentive pool as described above, while safety performance will be measured and paid regardless of achieving the hurdle rate.

Long-Term Incentive Compensation (Equity)

The purpose for providing long-term incentive compensation to executive officers is to tie executive rewards directly to the enhancement of long-term stockholder value. Offering the opportunity for executive officers (and other managers) to earn an ownership position in the Company enables us to remain competitive and attract, retain and motivate top executive and management talent. We believe equity ownership helps to create and maintain a long-term perspective among executive officers and provides a direct link to our long-term growth and profitability.

In 2006, we amended and restated our 2004 Stock Incentive Plan to permit the grant of restricted stock, restricted stock units, stock appreciation rights, and performance shares, in addition to stock options which were previously authorized. Beginning in October 2006, we changed the form of equity grants awarded to executive officers and key management personnel from stock options to restricted stock units or RSU’s.

The Committee believes that the use of RSU’s is the most appropriate form of equity to achieve our stated objectives, as it is a full value award that strongly and directly links management and stockholder interests. As a full value award, RSU’s are less dilutive to stockholders, since we are able to issue fewer shares in order to attain the desired level of equity compensation for our executive officers and managers. RSU awards are granted on an annual basis and generally contain both a performance- and a time-based element. Performance criteria link the equity reward to our strategic objectives and stockholder value. Time-based shares promote executive officer/management retention. Specific, individual grants vary by level/role in the organization. The amount of each award corresponds to the respective salary grade for each executive officer and manager.

The objective is to provide a long-term component to overall compensation that aligns the interests of executives with those of our stockholders through stock ownership. For our long-term incentive compensation plan, the performance measure we use is a three-year measurement of fully-diluted EPS, which is designed to promote teamwork and align management toward a common, strategic goal.

The basis for the October 2009 Restricted Stock awards to executive officers is detailed below:

•	In October 2009, the Committee engaged Hewitt to evaluate long-term incentive target award values for the Company’s senior executives.

•	Previous RSU awards for the Named Executive Officers were 100% performance-based, with a three-year fully-diluted EPS target.

•

Based on Hewitt’s findings and, after extensive discussion with the Hewitt consultant, the Committee determined that basing 100% of the Named Executive Officers’ long-term equity compensation on the achievement of performance-based measures is not desirable since it may eliminate any retention incentive during periods in which the Company is unlikely to achieve the performance measure.

•	Therefore, beginning with the October 2009 RSU award grant, the Committee approved a change in the type of awards granted to Named Executive Officers.

•	For each of the Named Executive Officers, the October 2009 RSU award was based on the following:

•	50% of the award consists of time-based RSU’s, with restrictions lapsing in equal annual installments over a five-year period;

•	50% of the award consists of performance-based RSU’s, with two components:

•	Restrictions lapse with respect to half of the performance-based RSU’s (25% of the total) based on the achievement of a cumulative three-year fully-diluted EPS target; and

•

Restrictions lapse with respect to the remainder of the performance-based RSU’s (25% of the total) upon achievement of a total shareholder return, or “TSR” target over a three-year period. TSR will be measured by reference to a peer group and will be based on a relative change in stock price, assuming reinvestment of dividends, where applicable.

•	Performance for the three-year period is measured at the end of the period.

•	If minimum performance objectives are not met, the performance-based RSU’s are forfeited.

•

For performance achieved above the Target level, phantom share rights will be used. Within 10 days after the vesting date, the Company will pay in cash for each vested phantom share right an amount equal to the closing price per share of the Company’s common stock on the vesting date.

•

For the October 2009 RSU award, we initially followed our standard plan formula for determining the number of RSU’s to award to each Named Executive Officer, but because of the low prevailing stock price, the number of RSU’s awarded would have resulted in using more than half of the number of shares approved by stockholders at the 2009 Annual Meeting in one annual grant. In order to achieve a more sustainable “burn rate” for RSU awards, management proposed, and the Committee approved, a reduction in the award to each individual to 60% of the number of RSU’s that would otherwise have been awarded under the plan.

Grants made during fiscal 2010 are shown in the Grants of Plan-Based Awards table. Long-term equity awards are granted on an annual basis each November or December at the Committee meeting following the Company’s annual stockholders meeting.

Equity compensation is reviewed and evaluated periodically to ensure that it meets our objectives and may be modified, discontinued or replaced based on the changing objectives and requirements of the Company.

In addition to the annual incentive awards stated above, the Committee approved a special award of a total of 32,000 Restricted Stock Units (RSU) for Mr. Bradley and the other Named Executive Officers. The special RSU awards were intended as a retention tool and to supplement the fiscal 2009 cash incentives and further reward the executive management team for our record earnings, excellent safety performance and advancement of the long-term strategic plan.

The special RSU awards were granted on August 14, 2009 and were time-based awards. Restrictions will lapse on the third anniversary of the award. Specific RSU award levels are detailed below:

Number of RSU’s Granted
Mr. Bradley	10,000
Mr. Montalbano	6,000
Mr. Long	6,000
Mr. Petrizzo	5,000
Mr. Ryan	5,000

Perquisites and Other Benefits

Our executive officers do not receive a significant value in perquisites or supplemental benefits. In general, our executive officers are eligible to participate in the same retirement and health and welfare plans as all eligible employees. However, to remain competitive in our benefit offerings, we offer the following benefits to executive officers:

Retirement Benefits – We sponsor a 401(k) Savings Plan which allows executive officers, and other employees, to contribute up to 25% of their salary (up to the annual IRS maximum). Executive officers participate and receive benefits under the plan in the same manner as all other eligible participants. We do not sponsor or maintain any other pension, deferred compensation plans or other supplemental retirement plans for executive officers.

Life Insurance – In addition to the group term life policy offered to all eligible employees, we provide additional life insurance to our executive officers, at no cost to the officer.

CEO – The Company provides a $500,000 term life insurance policy for the CEO.

Executive Officers and Managers – We provide an additional corporate term life insurance policy for all executive officers at the levels outlined below:

CEO, COO and CFO – $600,000

Other Named Executive Officers – $400,000

In addition to the company-provided life insurance policies described above, all executive officers, along with other eligible employees and managers, have the option to purchase supplemental life insurance for themselves, their spouses and dependents.

Change of Control/Severance Agreements – Named Executive Officers

We have entered into Change of Control/Severance Agreements with each of the Named Executive Officers. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances the Company’s ability to attract and retain leadership talent.

Under these agreements, payment of benefits may occur under two circumstances:

•

If we experience a change of control and the executive suffers an adverse event or is terminated without cause, either on the date of the change of control or within 24 months following the change of control date; or

•	The executive is terminated from employment at any time for reasons other than cause.

In the event payment of benefits is triggered under these agreements, all benefits paid under these agreements are conditioned upon the executive executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date is considered an absolute forfeiture of the severance benefit. In the event a Named Executive Officer suffers an adverse event within 24 months of a change of control:

•

Mr. Bradley, Mr. Montalbano or Mr. Long will receive an amount equal to two years of annual salary plus his annual bonus compensation based on the average bonus compensation for the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position. In addition, all forms of equity benefits will vest and restrictions on those benefits will lapse immediately.

•

Mr. Ryan and Mr. Petrizzo will receive an amount equal to one year of annual salary plus the average annual bonus compensation paid to the executive in previous three calendar years. In addition, all forms of equity benefits will vest and restrictions on those benefits will lapse immediately.

In the event a Named Executive Officer is terminated from employment for reasons other than cause:

•

The Named Executive Officer will receive an amount equal to one year of annual salary plus an additional amount with respect to the executive’s annual bonus which varies for each executive. In addition, restrictions on certain of the initial RSU awards to Mr. Bradley and Mr. Montalbano will lapse immediately.

Benefits will be paid in the calendar year the event occurs and, generally, within 30 days of the date of the event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

Change of Control Agreements – Other Executive Officers and Managers

We have also entered into Change of Control Agreements with other executive officers and key members of management. These agreements are designed to promote stability, continuity and focus for key managers during periods of uncertainty that may be created by potential change of control situations. We seek to offer some security and protection when asking officers and managers to remain engaged through uncertain times. The Change of Control Agreements are provided to the other Company executive officers not named above and select management personnel.

Under these agreements, payment of benefits occurs in the event of a change of control and the executive officer/manager has suffered an adverse event or been terminated from employment for reasons other than cause, either on the date of the Change of Control or within six months of the change of control date. There is no general severance clause in these agreements.

In the event payment of benefits is triggered under these agreements, the executive officer/manager will be paid an amount equal to one year of annual base salary. In addition, all equity awards immediately vest and all restrictions on such benefits lapse. All benefits paid under these agreements are conditional upon the executive executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date will be considered an absolute forfeiture of the severance benefit. In the event an executive is terminated for cause, all benefits and payments under the agreement are forfeited.

Benefits will be paid in the calendar year the event occurs and, generally, within 30 days of the date of the event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

Clawback Policy

Consistent with the principles of responsible oversight, the Company’s Board of Directors has adopted a clawback policy, and the Company’s RSU award agreements also include a clawback provision. The clawback policy provides that, to the extent permitted by law, if the Board of Directors, with the recommendation of the Committee, determines that:

•

any bonus, equity award, equity equivalent award or other incentive compensation has been awarded or received by a Named Executive Officer, and that such compensation was based on the achievement of any financial results that were subsequently the subject of any material restatement of our financial statements filed with the SEC;

•	the executive officer engaged in grossly negligent or intentional misconduct that caused or substantially caused the material restatement; and

•	the amount of the compensation would have been less had the financial statements been correct,

we will seek to recover from the executive officer such compensation (in whole or in part) as we deem appropriate under the circumstances. The Board of Directors has sole discretion in determining whether an officer’s conduct has or has not met any particular standard of conduct under law or Company policy.

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was signed into law on July 21, 2010, the SEC is directed to issue rules requiring the national securities exchanges to amend their listing standards to require listed companies to adopt mandatory clawback policies. The Company anticipates that it will modify its clawback policy to conform to the requirements of any such rules or listing requirements upon their adoption.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Paul K. Lackey, Compensation Committee Chairman

I. Edgar Hendrix, Compensation Committee Member

Tom E. Maxwell, Compensation Committee Member

David J. Tippeconnic, Compensation Committee Member

EXECUTIVE OFFICER COMPENSATION

The following tables set forth certain information regarding compensation of the Chief Executive Officer, the Chief Financial Officer and each of the Company’s three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2010, based on total compensation earned during fiscal 2010, for services in all capacities to the Company and its subsidiaries. Compensation information for the Company’s former Vice President and General Counsel is also provided. Each of the executive officers listed below are referred to collectively as the “Named Executive Officers”.

Summary Compensation Table

The following table sets forth information with respect to total compensation in fiscal 2010, 2009, 2008 and the June Transition Period for the Named Executive Officers:

Name and Principal Position		Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Michael J. Bradley		2010	649,384	—		556,600		—	—	—	28,283	(5)	1,234,267
Chief Executive Officer	June	2009	55,833	—		—		—	—	—	1,743	(5)	57,576
		2009	670,000	—		701,500		—	335,000	—	36,349	(5)	1,742,849
		2008	516,667	—		970,550		—	371,704	—	45,097	(6)	1,904,018
Joseph F. Montalbano		2010	343,269	—		280,800		—	175,000	—	25,717	(5)	824,786
Chief Operating Officer	June	2009	29,167	—		—		—	—	—	2,408	(5)	31,575
		2009	350,000	—		—		—	175,000	—	246,308	(7)	771,308
		2008	14,583	100,000	(3)	818,427		—	—	—	29,167	(8)	962,177
Thomas E. Long		2010	294,231	—		245,360		—	—	—	116,102	(9)	655,693
Chief Financial Officer	June	2009	25,000	—		—		—	—	—	2,111	(5)	27,111
		2009	300,000	—		233,450		—	75,000	—	123,325	(10)	731,775
		2008	26,346	100,000	(3)	874,805		—	—	—	31,823	(11)	1,032,974
Matthew J. Petrizzo		2010	256,846	—		216,280		—	—	—	23,035	(5)	496,161
President Matrix Service Industrial Contractors Inc.	June	2009	22,083	—		—		—	—	—	1,985	(5)	24,068
		2009	265,000	—		197,800		—	113,103	—	23,485	(5)	599,388
		2008	113,750	25,000	(3)	444,510		—	80,000	—	11,289	(12)	674,549
James P. Ryan		2010	293,968	—		198,560		—	—	—	22,920	(5)	515,448
President Matrix Service Inc.	June	2009	25,275	—		—		—	—	—	2,103	(5)	27,378
		2009	303,300	—		216,200		—	75,825	—	26,184	(5)	621,509
		2008	273,780	—		299,484		—	118,127	—	36,416	(12)	727,807
Judy S. Eliot		2010	143,510	30,000	(3)	224,458	(4)	—	—	—	348,265	(13)	746,233
Vice President and General Counsel

(1)	The amounts shown represent the grant date fair value for awards granted during the period determined in accordance with the applicable accounting guidance for equity-based awards. Certain of these awards are subject to certain performance or market conditions and the grant date fair value is based upon the probable outcome of those conditions. The following table provides the value of the awards at the grant date assuming the highest level of performance conditions are achieved for each period presented:

	Fiscal 2010 ($)	Fiscal 2009 ($)	Fiscal 2008 ($)
Michael J. Bradley	656,800	1,052,250	1,455,825
Joseph F. Montalbano	329,760	—	818,427
Thomas E. Long	286,160	350,175	874,905
Matthew J. Petrizzo	253,000	296,700	444,510
James P. Ryan	231,200	324,300	449,226
Judy S. Eliot	252,268	—	—

For further information on the valuation of these awards see Note 1 to the Consolidated Financial Statements included in our fiscal 2010 Annual Report on Form 10-K.

(2)	Amounts represent amounts payable to Named Executive Officers under the annual/short-term incentive compensation plan for the applicable fiscal year performance. The amount payable to Mr. Montalbano in fiscal 2010 was guaranteed upon his hire in fiscal 2008.

(3)	Amounts shown represent a sign-on bonus paid to the Named Executive Officer upon initial employment with us.

(4)	Ms. Eliot’s RSU awards were forfeited upon her termination of service during fiscal 2010.

(5)	Represents amounts paid by us on behalf of the Named Executive Officer in fiscal 2009 for life insurance and disability premiums and matching contributions to the Named Executive Officer’s account in our qualified 401(k) plan.

(6)	Represents amounts paid by us on behalf of Mr. Bradley in fiscal 2008 for auto allowance, life insurance and disability premiums, matching contributions to Mr. Bradley’s account in our qualified 401(k) plan, club dues and moving expenses.

(7)	Represents amounts paid us on behalf of Mr. Montalbano in fiscal 2009 for life insurance and disability premiums and matching contributions to Mr. Montalbano’s account in our qualified 401(k) plan, the value associated with the use of a Company leased automobile, and $223,639 in moving expenses for Mr. Montalbano’s relocation to Tulsa, Oklahoma.

(8)	Represents amounts paid by us on behalf of Mr. Montalbano in fiscal 2008 for moving expenses for Mr. Montalbano’s relocation to Tulsa, Oklahoma.

(9)	Represents amounts paid by us on behalf of Mr. Long in fiscal 2010 for life insurance and disability premiums and matching contributions to Mr. Long’s account in our qualified 401(k) plan, and $92,955 in moving expenses for Mr. Long’s relocation to Tulsa, Oklahoma.

(10)	Represents amounts paid by us on behalf of Mr. Long in fiscal 2009 for life insurance and disability premiums and matching contributions to Mr. Long’s account in our qualified 401(k) plan, and $103,483 in moving expenses for Mr. Long’s relocation to Tulsa, Oklahoma.

(11)	Represents amounts paid by us on behalf of Mr. Long in fiscal 2008 for life insurance and disability premiums, and $31,043 in moving expenses for Mr. Long’s relocation to Tulsa, Oklahoma.

(12)	Represents amounts paid by us on behalf of the Named Executive Officer in fiscal 2008 for auto allowance, life insurance and disability premiums, and matching contributions to the Named Executive Officer’s account in our qualified 401(k) plan.

(13)	Represents amounts paid by us on behalf of Ms. Eliot in fiscal 2010 for life insurance and disability premiums and matching contributions to Ms. Eliot’s account in our qualified 401(k) plan, and a $337,500 severance payment. The severance payment represented 12 months of Ms. Eliot’s base compensation of $225,000 and her Target 2010 payout under the Company’s annual/short-term incentive compensation plan of $112,500.

Grants of Plan-Based Awards During Fiscal 2010 and the June Transition Period

The following table sets forth information with respect to grants of plan-based awards in fiscal 2010 and the Transition Period to the Named Executive Officers:

			Estimated Possible Payouts under Non-equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($) (3)
Michael J. Bradley	7/29/09		362,917	544,375	725,833
	8/14/09	8/14/09				—	10,000	—	—	113,600
	10/23/09	10/23/09				37,500	50,000	62,500	—	545,000
Joseph F. Montalbano	7/29/09		175,000	189,583	284,375
	8/14/09	8/14/09				—	6,000	—		68,160
	10/23/09	10/23/09				18,000	24,000	30,000	—	261,600
Thomas E. Long	7/29/09		81,250	162,500	243,750
	8/14/09	8/14/09				—	6,000	—		68,160
	10/23/09	10/23/09				15,000	20,000	25,000	—	218,000
Matthew J. Petrizzo	7/29/09		71,771	143,542	215,313
	8/14/09	8/14/09				—	5,000	—		56,800
	10/23/09	10/23/09				13,500	18,000	22,500	—	196,200
James P. Ryan	7/29/09		82,144	164,288	246,431
	8/14/09	8/14/09				—	5,000	—		56,800
	10/23/09	10/23/09				12,000	16,000	20,000	—	174,400
Judy S. Eliot	9/14/09	9/14/09	44,692	89,384	134,075	—	13,525	—		144,718	(4)
	10/23/09	10/23/09				6,750	9,000	11,250	—	107,550	(4)

(1)	The amounts shown are the targeted cash incentive compensation award potential for each Named Executive Officer under our annual/short-term incentive compensation plan described in the Compensation Discussion and Analysis. With the exception of Ms. Eliot, the amounts are based on the Named Executive Officers’ applicable payout percentage and the sum of their annual salary plus their salary of for the June Transition Period. As Ms. Eliot was hired subsequent to the June Transition Period, the amounts shown are based on her annual compensation and the applicable payout percentage. Actual payouts earned by the Named Executive Officers for the applicable fiscal year are reported in the Summary Compensation Table as “Non-equity incentive plan compensation”.

(2)	Amounts shown are the number of shares of restricted stock unit awards granted to the Named Executive Officers in fiscal 2009. Of the awards granted, 50% are time-based with 20% vesting on each anniversary date beginning one year after the grant date, 25% are performance-based with Threshold, Target and Maximum level awards based on our cumulative EPS for a three-year period beginning in fiscal 2010, and 25% are market-based with Threshold, Target and Maximum award levels based on the Company’s three-year total shareholder return relative to a group of peer companies as defined by the Compensation Committee of the Company’s Board of Directors. Phantom shares will be used for any awards earned in excess of the Target award and will be settled in cash. Shares awarded for performance or total shareholder return between the established levels will be calculated on a pro-rata basis.

(3)	Amounts shown are calculated based upon the Maximum number of restricted stock units awarded multiplied by the closing stock price on the date of grant.

(4)	Ms. Eliot’s RSU awards were forfeited upon her termination of service during fiscal 2010.

Outstanding Equity Awards at Fiscal Year-End for 2010

The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers as of June 30, 2010:

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that have not Vested ($)
	Exercisable	Unexercisable
Michael J. Bradley	—	—		—	—	74,660	695,085	121,000	1,126,510

Joseph F. Montalbano	—	—		—	—	30,440	283,396	12,000	111,720

Thomas E. Long	—	—		—	—	32,314	300,843	30,300	282,093

Matthew J. Petrizzo	—	—		—	—	18,950	176,425	34,450	320,730

James P. Ryan	5,000	—		12.20	10/21/2013
	24,700	—		4.60	10/26/2014
	6,000	1,500	(2)	8.93	10/21/2015	13,660	127,175	37,600	350,056

(1)	All options were granted with 10 year terms.

(2)	These options were granted on October 21, 2005 and vested on October 21, 2010.

The stock awards vest according to the following schedule:

	Number of Shares or Units of Stock that have not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested
Name	Shares	Vest Date	Shares		Vest Date
Michael J. Bradley	5,000	10/23/2010	35,000	(1)	10/22/2010
	19,830	11/06/2010	61,000	(2)	10/21,2011
	5,000	10/23/2011	25,000	(3)	10/23/2012
	19,830	11/06/2011
	10,000	08/14/2012
	5,000	10/23/2012
	5,000	10/23/2013
	5,000	10/23/2014

Joseph F. Montalbano	2,400	10/23/2010	12,000	(3)	10/23/2012
	4,147	05/19/2011
	2,400	10/23/2011
	4,147	05/19/2012
	6,000	08/14/2012
	2,400	10/23/2012
	4,146	05/19/2013
	2,400	10/23/2013
	2,400	10/23/2014

Thomas E. Long	2,000	10/23/2010	20,300	(2)	10/21/2011
	5,438	04/30/2011	10,000	(3)	10/23/2012
	2,000	10/23/2011
	5,438	04/30/2012
	6,000	08/14/2012
	2,000	10/23/2012
	5,438	04/30/2013
	2,000	10/23/2013
	2,000	10/23/2014

Matthew J. Petrizzo	1,800	10/23/2010	8,250	(1)	11/12/2010
	1,650	11/12/2010	17,200	(2)	10/21/2011
	1,800	10/23/2011	9,000	(3)	10/23/2012
	1,650	11/12/2011
	5,000	08/14/2012
	1,800	10/23/2012
	1,650	11/12/2012
	1,800	10/23/2013
	1,800	10/23/2014

James P. Ryan	1,930	10/23/2010	10,800	(1)	10/22/2010
	1,930	10/23/2011	18,800	(2)	10/21/2011
	5,000	08/14/2012	8,000	(3)	10/23/2012
	1,600	10/23/2012
	1,600	10/23/2013
	1,600	10/24/2014

(1)	These awards were granted in fiscal 2008. The Named Executive Officers will receive 50% of the award after three years if our cumulative fully-diluted EPS for the three-year period beginning in fiscal 2008 meets the established Minimum level of $3.15, 75% after three years if the cumulative fully-diluted EPS meets the established Target level of $3.22, 100% after three years if the cumulative fully-diluted EPS meets the established Maximum level of $3.30, and 150% after three years if the cumulative fully-diluted EPS meets the established Above Maximum level of $3.62. Phantom shares will be granted for awards earned above 100%. Shares awarded for performance that falls between the established levels will be calculated on a pro-rata basis.

(2)	These awards were granted in fiscal 2009. The Named Executive Officers will receive 50% of the award after three years if our cumulative fully-diluted EPS for the three-year period beginning in fiscal 2009 meets the established Threshold level of $4.78, 100% after three years if the cumulative fully- diluted EPS meets the established Target level of 5.14, and 150% after three years if the cumulative fully-diluted EPS meets the established Maximum level of $5.64. Phantom shares will be granted for awards earned above 100%. Shares awarded for performance that falls between the established levels will be calculated on a pro-rata basis.

(3)	These awards were granted in fiscal 2010. Fifty percent of the award was a performance based award. Under the performance based award, the Named Executive Officers will receive 50% of the award after three years if our cumulative fully-diluted EPS for the three-year period beginning in fiscal 2010 meets the established Threshold level of $2.75, 100% after three years if the cumulative fully-diluted EPS meets the established Target level of 3.30, and 150% after three years if the cumulative fully-diluted EPS meets the established Maximum level of $3.62. Phantom shares will be granted for awards earned above 100%. Shares awarded for performance that falls between the established levels will be calculated on a pro-rata basis.

The remaining fifty percent of the award was a market based award. Under the market based award, the Named Executive Officers receive 50% of the award if, on the third anniversary of the grant, the Company’s Total Shareholder Return (“TSR”) is between the 40th and 65th percentile when compared to the TSR of a group of peer companies, 100% of the award if the Company’s TSR is between the 65th and 90th percentile, and 150% if the Company’s TSR exceeds the 90th percentile. Phantom shares will be granted for awards earned above 100%. Shares awarded for performance that falls between the established levels will be calculated on a pro-rata basis.

Option Exercises and Stock Vested During Fiscal 2010 and June Transition Period

The following table sets forth information with respect to the value realized by our Named Executive Officers upon the exercise of stock options and the vesting of restricted stock units in fiscal 2010.

	Fiscal 2010
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Michael J. Bradley	—	—	64,230	608,900
Joseph F. Montalbano	—	—	4,147	44,871
Thomas E. Long	—	—	5,437	57,795
Matthew J. Petrizzo	—	—	1,650	15,015
James P. Ryan	—	—	1,980	18,929
Judy S. Eliot	—	—	—	—

(1)	The value realized is the difference between the option exercise price and the sales price of the common stock on the date of exercise, multiplied by the number of shares for which the options were exercised.

(2)	The value realized is the closing sales price of the common stock on the vesting date, multiplied by the number of shares for which the restrictions lapsed.

For the Named Executive Officers, there were no exercises of stock options or vesting of stock awards in the June Transition Period.

Potential Payments Upon Termination or Change of Control

We have entered into Change of Control/Severance Agreements with Mr. Bradley, Mr. Long, Mr. Montalbano, Mr. Petrizzo and Mr. Ryan. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent.

Under these agreements, payment of benefits may occur under two circumstances:

•

If we experience a “Change of Control” and the executive suffers an “Adverse Event” or is terminated without “Cause,” either on the date of the Change of Control or within 24 months following Change of Control date; or

•	The executive is terminated from employment at any time for reasons other than Cause.

“Change of Control” means (i) a “change in ownership” of the Company of greater than 50% of the outstanding voting stock of the Company within a six month period; (ii) a “change in the effective control” of the Company as determined by a change of greater than 35% of the outstanding voting stock of the Company by a person or persons acting as a group within a twelve month period; or (iii) a “change in the ownership” of a substantial portion of the assets of the Company as these terms are defined under Internal Revenue Code § 409A(a)(2)(A)(v) and Treasury Regulations § 1.409A-3(g)(5) or other then existing and applicable Treasury Regulations promulgated under Code § 409A that define the terms “change of control” for deferred compensation arrangements.

“Cause” means, with reference to a severance event, that the executive has been severed from employment with the Company because of the executive’s theft of Company property, embezzlement or dishonesty that results in harm to the Company; continued gross or willful neglect of his or her job responsibilities after receiving written warnings regarding such neglect from the Company; conviction of a felony or pleading nolo contender to a felony charged under state or federal law; or willful violation of Company policy. A determination by the Company’s Board of Directors that an event constituting “Cause” under this Agreement has occurred is binding upon the Company and the executive.

“Adverse Event” means that the executive has experienced an event that has a material adverse impact on the executive’s job position, responsibilities, duties, authorities, compensation or opportunities within the Company. An Adverse Event shall be considered “material” when: (i) the executive experiences any reduction in base salary; (ii) the executive experiences a reduction in salary range or opportunity for increases in salary; (iii) the executive experiences a reduction in incentive compensation range or opportunity; (iv) there is a material reduction in the executive’s executive benefits or perquisites; (v) the executive is reassigned to a position or role with a lower salary range, salary opportunity, incentive range or incentive opportunity; or (vi) the executive experiences a material reduction in responsibilities.

In the event payment of benefits is triggered under these agreements, the executive officer will be paid in the manner outlined below. All benefits paid under these agreements are conditioned upon the executive executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date is considered an absolute forfeiture of the severance benefit. In the event an executive officer is terminated for Cause, all benefits and payments under the agreement are forfeited.

•	In the event an executive suffers an Adverse Event within 24 months of a Change of Control, benefits are paid as follows:

Mr. Bradley, Mr. Long and Mr. Montalbano – Paid an amount equal to two year’s annual salary plus the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

Mr. Ryan and Mr. Petrizzo – Paid an amount equal to one year’s annual salary plus the average annual bonus compensation paid to the executive in the previous three calendar years. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

•	In the event an executive is terminated from employment for reasons other than Cause, benefits are paid as follows:

Mr. Bradley – Paid an amount equal to one year’s annual salary plus bonus compensation in an amount equal to 60% of base salary. Restrictions on any of Mr. Bradley’s outstanding awards from his initial $1.25 million RSU grant will lapse immediately.

Mr. Montalbano – Paid an amount equal to one year’s annual salary plus the average annual bonus compensation paid to the executive in the previous three fiscal years.

Mr. Long – Paid an amount equal to one year’s annual salary plus bonus compensation in an amount equal to 50% of base salary.

Mr. Ryan and Mr. Petrizzo – Paid an amount equal to one year’s annual salary plus the average annual bonus compensation paid to the executive in the previous three calendar years.

We have also entered into Change of Control Agreements with other executive officers and key members of management. These agreements are designed to promote stability, continuity and focus for key managers during periods of uncertainty that may be created by potential change of control situations. We seek to offer some security and protection when asking officers and managers to remain engaged through uncertain times. The Change of Control Agreements are provided to our other executive officers not named above and select management personnel.

Under these agreements, payment of benefits occurs in the event of a Change of Control and the executive officer/manager has suffered an Adverse Event or been terminated from employment for reason other than Cause, either on the date of the Change of Control or within six months of the Change of Control date. There is no general severance clause in these agreements.

In the event payment of benefits is triggered under these agreements, the executive officer/manager will be paid an amount equal to one year’s annual base salary. In addition, all equity awards immediately vest and all restrictions on such benefits lapse. All benefits paid under these agreements are conditional upon the executive executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date will be considered an absolute forfeiture of the severance benefit. In the event an executive is terminated for Cause, all benefits and payments under the agreement are forfeited.

Benefits will be paid in the calendar year the event occurs and, generally, within thirty days of the date of the event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

The following table shows potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, whether written or unwritten for various scenarios involving a termination of each of such Named Executive Officers, assuming a June 30, 2010 termination date and, where applicable, using the closing price of our common stock of $9.31 on June 30, 2010. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from us.

Except for certain terminations which entitle a Named Executive Officer to severance payments under the agreements described above, and except for the acceleration of vesting of equity awards upon retirement, death or disability to which a Named Executive Officer may be entitled under his respective stock option or restricted stock unit award agreements, there are no agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites or other enhanced benefits upon their termination of employment. Any agreement to provide such other payments or benefits to a terminating executive would be at the discretion of the Compensation Committee.

	Change of Control with Adverse Event or Termination				Termination by the Company at any Time for Reasons Other than Cause				Voluntary Termination	Retirement, Death or Disability
Name	Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (2)	Value of Stock Options that would Vest ($) (3)	Value of Restricted Stock for which Restrictions would Lapse ($) (4)	Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (5)	Value of Stock Options that would Vest ($) (3)	Value of Restricted Stock for which Restrictions would Lapse ($) (4)	No Contractual Benefits	Value of Stock Options that would Vest ($) (3)	Value of Restricted Stock for which Restrictions would Lapse ($) (4)	Maximum Potential Payments
Michael J. Bradley	1,340,000	235,568	—	1,821,595	670,000	402,000	—	203,889	—	—	1,821,595	3,397,163

Joseph F. Montalbano	700,000	175,000	—	395,116	350,000	175,000	—	—	—	—	395,116	1,270,116

Thomas E. Long	600,000	37,500	—	582,936	300,000	150,000	—	—	—	—	582,936	1,220,436

Matthew J. Petrizzo	265,000	64,368	—	497,155	265,000	64,368	—	—	—	—	497,154	826,523

James P. Ryan	303,300	64,651	570	477,231	303,300	64,651	—	—	—	570	477,231	845,752

(1)	Represents payment of annual salary for the event specified based on annual salary as of June 30, 2010.

(2)	Represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position.

(3)	Represents the value the Named Executive Officer would realize for the vesting of all nonvested stock options for the specified event. The value is the difference between the option exercise price and the market price of the common stock as of the close of business on June 30, 2010, multiplied by the number of shares represented by nonvested stock options at June 30, 2010.

(4)	Represents the value the Named Executive Officer would realize for the lapsing of restrictions on restricted stock units due to the specified event. The value is the number of shares held with restrictions at June 30, 2010 multiplied by the market price of common stock at the close of business on June 30, 2010.

(5)	Represents 60% of annual salary for Mr. Bradley and 50% of annual salary for Mr. Long. For Mr. Montalbano, the amount represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position. For Mr. Petrizzo and Mr. Ryan, the amount represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the three preceeding calendar years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of a Transaction with Related Persons

The Company’s Corporate Governance Guidelines, which are available through our website, http://www.matrixservice.com, provide that the Company shall conduct an appropriate review of all transactions with related persons for potential conflict of interest situations on an ongoing basis, and all such transactions shall be approved by the Audit Committee or another independent body of the Board. The Corporate Governance Guidelines further provide that the term “transactions with related persons” refers to all transactions which are required to be disclosed pursuant to Item 404 of Regulation S-K.

In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.

Our Corporate Governance Guidelines also provide that each director and executive officer is required to complete a Director and Officer Questionnaire on an annual basis, and to update such information when the questionnaire responses become incomplete or inaccurate. The Director and Officer Questionnaire requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

The Company paid a total of $174,675 to the law firm of Hall, Estill, Hardwick, Gable, Golden & Nelson, a professional corporation (“Hall Estill”), for certain legal services and expense reimbursements during fiscal year 2010. Theodore Q. Eliot, a shareholder in Hall Estill, is the spouse of Judy Eliot, the Company’s former Vice President and General Counsel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 1, 2010, certain information with respect to the shares of common stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein and (iv) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to the shares listed.

Identity of Beneficial Owner	Shares Beneficially Owned		Calculated Ownership % (1)
Blackrock Inc.	2,672,950	(2)	10.1%
40 East 52nd Street
New York, NY 10022

Thompson, Siegel & Walmsley LLC	1,672,173	(3)	6.3%
6806 Paragon Place, Suite 300
Richmond, VA 23230

The Vanguard Group, Inc.	1,547,094	(4)	5.9%
100 Vanguard Blvd.
Malvern, PA 19355

Thomson Horstmann & Bryant, Inc.	1,392,500	(5)	5.3%
Park 80 West, Plaza One 5th Floor
Saddlebrook, NJ 07663

Michael J. Hall	32,100		*

I. Edgar Hendrix	15,800	(6)	*

Paul K. Lackey	22,100	(6)	*

Tom E. Maxwell	28,100	(6)	*

David J. Tippeconnic	28,100	(6)	*

Michael J. Bradley	162,187		*

Joseph F. Montalbano	42,561		*

Thomas E. Long	52,815		*

Matthew J. Petrizzo	21,281		*

James P. Ryan	70,303	(6)	*

All directors, director nominees and executive officers as a group (18 persons)	866,969	(6)	3.3%

*	Indicates ownership of less than one percent of the outstanding shares of common stock.

(1)	Shares of common stock which were not outstanding but which could be acquired by an executive officer upon exercise of an option within 60 days of September 1, 2010 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)	Information is as of May 31, 2010 and is based on the Schedule 13G dated June 9, 2010 filed by Blackrock Inc. (“Blackrock”). Blackrock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(F). Of the shares shown, Blackrock has sole voting power over 2,672,950 shares and sole dispositive power over 2,672,950 shares.

(3)	Information is as of December 31, 2009 and is based on the Schedule 13G dated February 10, 2010 filed by Thompson, Siegel & Walmsley LLC (“TSW”). TSW is a registered investment advisor. Of the shares shown, TSW has sole voting power over 1,312,366 shares, shared voting power over 359,807 shares and sole dispositive power over 1,672,173 shares.

(4)	Information is as of December 31, 2009 and is based on the Schedule 13G dated February 1, 2010 filed by The Vanguard Group, Inc. (“Vanguard”). Vanguard is a registered investment advisor. Of the shares shown, Vanguard has sole voting power over 33,938 shares, sole dispositive power over 1,513,156 shares and shared dispositive power over 33,938 shares.

(5)	Information is as of December 31, 2009 and is based on the Schedule 13G dated January 26, 2010 filed by Thomson Horstmann & Bryant, Inc. (“THB”). THB is a registered investment advisor. Of the shares shown, THB has sole voting power over 1,065,000 shares and sole dispositive power over 1,392,500 shares.

(6)	Includes the following shares of common stock that are issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days after September 1, 2010: Mr. Hendrix – 5,000 shares; Mr. Lackey – 15,000 shares; Mr. Maxwell – 15,000 shares; Mr. Tippeconnic – 5,000 shares; Mr. Ryan – 37,200 shares; 18 directors and executive officers as a group – 238,800 shares.

Equity Ownership Guidelines

The Board of Directors believes that our executive officers should demonstrate their commitment to and belief in the Company’s long-term profitability. Accordingly, each officer is expected to maintain a significant investment in the Company through the ownership of Company stock. Stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders.

At the August 2, 2007 Board meeting, the following Equity Ownership Guidelines were adopted:

•	Participants – All Company executive officers

•	Amount of Ownership – Defined as a multiple of the individual’s base salary as noted below. These multiples represent the minimum amount an officer should seek to acquire and maintain.

President/CEO                        –    2 x base salary

CFO/COO/Vice Presidents    –    1 x base salary

•

Timing: Officers have five years from the date they become subject to these Guidelines to acquire the ownership levels defined herein. Thereafter, they are expected to retain this level of ownership during their tenure as an officer with the Company.

•	Eligible Forms of Equity:

(1) Direct ownership of Company stock (shares owned outright, regardless of how acquired – e.g. restrictions lapse on RSU’s, options exercised held, etc.); and

(2) Vested/exercisable options.

An executive officer will be deemed to have satisfied the ownership guideline if either (1) the aggregate price paid by the officer for shares held equals or exceeds the applicable multiple of base salary or (2) at any time the “fair market value” of the stock owned equals such amount.

In no case will unvested options or RSU’s with remaining restrictions count toward equity ownership.

The Equity Ownership Guidelines were adopted August 2, 2007 and each executive officer has five years from the date they become subject to the guidelines to comply with these guidelines. Nonetheless, as of September 1, 2010, Mrs. Austin, Mr. Cavanah, Mr. Durkin, Mr. Fosbenner, Mr. Rinehart, Mr. Ryan, and Mr. Sullivan have satisfied the ownership guidelines. As of that date, Mr. Bradley, Mr. Robert Long, Mr. Thomas Long, Mr. Montalbano, Mr. Petrizzo and Mr. Turner had not yet satisfied the ownership guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in ownership of the common stock with the SEC and NASDAQ and to furnish the Company with a copy of each such report.

To the Company’s knowledge, based solely on the Company’s review of the copies of such reports received by the Company and on written representations by certain reporting persons that no other reports were required during and with respect to fiscal 2010, all Section 16(a) filing requirements applicable to its executive officers and directors, and 10% stockholders were complied with on a timely basis.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information concerning the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of Matrix Service Company’s existing approved equity compensation plans as of June 30, 2010, including the Company’s 1990 and 1991 stock option plans, the 1995 Nonemployee Directors’ Stock Option Plan, and the 2004 Stock Incentive Plan.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	1,352,666	$8.03	919,924
Equity compensation plans not approved by stockholders	0	N/A	0

Total	1,352,666	$8.03	919,924

(1)	Includes 1,028,486 restricted stock units.

(2)	Excludes the shares issuable upon the vesting of restricted stock units included in column (a) of this table for which there is no weighted-average price.

PROPOSALS OF STOCKHOLDERS

A proposal of a stockholder intended to be presented at the next annual meeting of stockholders must be received at the Company’s principal executive offices no later than June 21, 2011, if the proposal is to be considered for inclusion in the Company’s proxy statement and proxy card for such meeting.

In accordance with the Company’s Bylaws, any stockholder who intends to present a proposal at the Company’s 2011 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company’s proxy statement and accompanying proxy pursuant to Rule 14a-8, must provide the Secretary of the Company with notice of such proposal in order for such proposal to be properly brought before the meeting, no later than eighty days prior to the date of the meeting; provided, however, that in the event that the date of such annual meeting is not publicly announced by the Company more than ninety days prior to the meeting, notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is communicated to the stockholders.

OTHER MATTERS

Matters That May Come Before the Annual Meeting

The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If, however, any other matter requiring a vote of stockholders arises, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

Availability of Form 10-K and Annual Report to Shareholders

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 (without exhibits or documents incorporated by reference) including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Thomas E. Long, Vice President Finance, Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135 or by visiting the “Investors Section” of the Company’s website at http://www.matrixservice.com.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on December 2, 2010

Stockholders may view this proxy statement, our form of proxy and our 2010 Annual Report to Stockholders over the Internet by accessing our website at http://www.matrixservice.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

Thomas E. Long Secretary

October 28, 2010

Tulsa, Oklahoma

MATRIX SERVICE COMPANY 5100 EAST SKELLY DRIVE SUITE 700 TULSA, OK 74135

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Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends a vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01	Michael J. Bradley 02 Michael J. Hall 03 I. Edgar (Ed) Hendrix 04 Paul K. Lackey 05 Tom E. Maxwell
06	David J. Tippeconnic
The Board of Directors recommends a vote FOR the following proposal:							For	Against	Abstain
2.	To ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2011.						☐	☐	☐
NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements of adjournments thereof.

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

MATRIX SERVICE COMPANY

Annual Meeting of Stockholders

December 2, 2010 10:30 AM CST

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael J Bradley and Thomas E. Long, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MATRIX SERVICE COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:30 AM, CST on 12/2/2010, at the 5100 East Skelly Drive Tulsa, Oklahoma 74135, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side